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                                                                  EXHIBIT (d)(5)


                                                                  EXECUTION COPY
                                                                  --------------

                                     LEASE

     Volt Realty Two, Inc., a Nevada corporation, ("Landlord") and Autologic Information International, Inc., a Delaware corporation ("Tenant"), enter into this Lease as of September 25, 2001.

     1. Premises. On the terms and subject to the conditions of this Lease, Landlord leases to Tenant, and Tenant accepts from Landlord, the land having an address of 1050 Rancho Conejo Boulevard, Newbury Park, California 91320, and described as all of Lots 2 through 8 of Tract 1564 in the County of Ventura, State of California, according to the map thereof recorded in Book 41, Page 17 of the Miscellaneous Records, in the office of the County Recorder of said County of Ventura (the "Land") together with the buildings (the "Buildings") and improvements thereon (the Land and the Buildings are collectively referred to herein as the "Premises"). Tenant shall have the exclusive right to use (a) the parking areas on the Premises (subject to the Sublease between Tenant and Amgen, Inc. dated June 24, 1996 (the "Sublease"), which shall survive the termination of the Original Lease as defined below), (b) the driveways and walkways necessary for access to the Buildings and such parking areas, (c) the loading docks serving the Buildings, and (d) all other improvements on the Land. Landlord represents and warrants that there is no lease, sublease, license or other agreement encumbering all or any portion of the Premises which permits the use and/or occupancy of the any portion of the Premises other than the Sublease and an oral license to the adjoining property owner to maintain monitoring wells on the Premises.

     2. Term. This Lease become effective upon, and the term of this Lease (the "Term") shall commence upon, the completion of the earlier of (i) the purchase by Autologic Acquisition Corp. ("Merger Sub") of a majority of the outstanding shares of common stock of Tenant pursuant to the tender offer contemplated by the Agreement and Plan of Merger dated as of September 25, 2001 by and among Agfa Corporation, Merger Sub and Tenant (the "Merger Agreement") and (ii) the Effective Time of the Merger (as those terms are defined in the Merger Agreement) (the "Commencement Date") and shall end on December 31, 2002 unless extended pursuant to Section 39 below (the "Termination Date").

     3. Rent. Tenant shall pay rent at an annual rate of $776,304.00 ("Base Rent"), in equal monthly installments of $64,692.00, in advance on the first day of each calendar month included in the Term, without offset, deduction or demand, except as otherwise provided in this Lease. Tenant shall make all payments of Base Rent to Landlord at the address set forth in Section 21 of this Lease or to such other party or to such other address as Landlord may designate from time to time by notice to Tenant. If the Term begins on a day other than the first day of a calendar month or ends on any day other than the last day of a calendar month, the installment of Base Rent due from Tenant for any partial calendar month at the beginning or end of the Term shall be prorated at a rate of 1/30 of such installment for each day of such calendar month falling within the Term. All sums due under this Lease other than Base Rent shall be deemed "Additional Rent" and the term "Rent", as used herein, shall mean Base Rent and Additional Rent.

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     4.  Taxes.  Landlord shall pay on or before the same are due all real estate taxes which are imposed upon the Premises directly to the governmental entity assessing the same, and Tenant shall reimburse Landlord for such real estate taxes which are imposed upon the Premises and which relate to a period falling within the Term of this Lease within thirty (30) days of receipt of an invoice therefor from Landlord, which invoice shall be accompanied by a copy of the bill from the governmental authority assessing the same. Real estate taxes shall not include (a) federal, state or local income taxes of Landlord; (b) franchise, gift, transfer, corporation, estate, excise, capital stock, succession or inheritance taxes; (c) the portion of real estate taxes allocable to any capital improvements made to the Premises after the date this Lease is signed, except to the extent the capital improvements were done at the direction of, or request of, Tenant, or (d) any taxes or fees which are the result of Landlord's transfer of its interest in the Premises. Any real estate taxes assessed during each of the first and last years of the Term of this Lease shall be prorated based on the actual number of days in which the Term is in effect during such year bears to the actual number of days in the fiscal year for which such real estate taxes are assessed. Landlord represents and warrants that all real estate taxes which are due and payable with respect to the Premises have been paid through the date of this Lease. For purposes of this Lease, the term "real estate taxes" shall mean any form of assessment, real estate taxes, general, special, ordinary or extraordinary, or rental levy or tax (other than those taxes described herein as exclusions), improvement bond, and/or license fee imposed upon or levied against any legal or equitable interest of Landlord in the Premises, Landlord's right to income therefrom and/or Landlord's business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address and where the proceeds so generated are to be applied by the city, county or other taxing authority of a jurisdiction in which the Premises is located.

     5. Compliance with Laws. Landlord shall be responsible, at its sole expense, for (i) delivering the Premises in compliance with all laws, orders, ordinances, regulations and codes of federal, state and municipal authorities applicable to thereto as of the date of delivery, including, without limitation, the Americans with Disabilities Act of 1990, as may be amended from time to time and (ii) maintaining the Premises in compliance with said laws, orders, ordinances, regulations and codes throughout the term of this Lease provided that Tenant shall be responsible, at its sole expense, for complying with said laws, orders, ordinances, regulations and codes, to the extent such non-compliance arises out of Tenant's use of the Premises or any alterations made to the Premises by Tenant (except that Landlord shall be responsible for complying with said laws, orders, ordinances, regulations and codes, to the extent such compliance requires any alterations to Structural Items (as defined below)).

     6. Maintenance and Repairs. Subject to Articles 14 and 15, Tenant shall maintain the Premises and all improvements thereto in as good condition as exists as of the Commencement Date, except for (a) reasonable wear and tear, (b) damage by fire or other casualty, (c) eminent domain, and (d) damage caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors, and Tenant shall be responsible for the maintenance and repair of all plumbing, electrical, heating, ventilating, air conditioning and all other mechanical systems and equipment serving the Premises, provided however, that Tenant shall have no obligation to (i) maintain, repair or replace the structure of the Building, including, without limitation, the roof, structural walls and

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foundations of the Building (the "Structural Items"), or (ii) replace the plumbing, electrical, HVAC or other mechanical systems serving the Premises (the "Systems Replacements"). Landlord, at its expense, shall be solely responsible for promptly performing all maintenance, repairs and replacements to Structural Items and for performing all Systems Replacements.

     7. Services and Utilities. Tenant shall be responsible for paying for all utilities and services, including all janitorial and rubbish removal services, which are provided to the Premises at the request of Tenant during the Term.

     8. Alterations. Tenant shall not make any alterations, additions or improvements to the Premises without Landlord's prior written consent, which Landlord shall not unreasonably withhold, delay or condition; provided, however, Tenant may, at its sole expense, without Landlord's prior consent, but on prior notice to Landlord, make alterations, additions and improvements to the Premises that will not cost more than $20,000 in any single instance and that will not have a material adverse effect on the heating, ventilating, air conditioning, plumbing, electrical, emergency and other mechanical systems and equipment of the Buildings or on the structure or exterior of the Buildings. Tenant shall provide detailed drawings to Landlord for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall perform any such alterations, additions and improvements in a good and workmanlike manner and in compliance with all applicable laws, all building codes and all requirements of insurance policies covering the Buildings. Tenant shall promptly pay all costs and expenses related to any such alterations, additions and improvements and shall cause any mechanics' lien which attaches to Landlord's interest in the Premises to be released promptly after Tenant receives notice of the same without cost to Landlord. Subject to Section 13 below, Tenant shall repair any damage to the Premises arising out of any such alterations, additions and improvements. All such alterations, additions and improvements (other than Tenant's trade fixtures, modular furniture, equipment and personal property) shall become Landlord's property and shall remain at the Premises as of the expiration or earlier termination of the Term, unless Tenant requests and Landlord agrees in writing otherwise at the time of their construction or installation. Notwithstanding any provision of this Lease to the contrary, all of Tenant's furniture, equipment, trade fixtures, supplies and personal property located within the Premises throughout the term of this Lease shall remain the property of Tenant and may be removed from the Premises by Tenant at any time.

     9. Use. Tenant may use the Premises for offices, manufacturing, research and development, sales and ancillary uses provided that such uses are substantially similar to those described with respect to the Premises in the Form 10K of Autologic Information International, Inc for fiscal year 2000 (the "Permitted Uses"). Landlord represents and warrants to Tenant that it has never received any objection to such uses as of right under the applicable zoning laws, and to Landlord's knowledge, such uses do not violate applicable zoning laws.

     10. Access and Security. Landlord shall have the right to enter the Premises at reasonable hours upon reasonable advance notice (and without notice in the event of an emergency) to inspect the Premises, to perform maintenance, repairs or replacements required by this Lease, and to exhibit the Premises to prospective lenders, purchasers and, during the last six months of the Term, prospective tenants, but Landlord shall use reasonable efforts not to disturb

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Tenant's use and enjoyment of the Premises.  Landlord agrees to comply with
Tenant's reasonably security requirements in connection with any exercise of Landlord's rights hereunder.

     11. Indemnifications. Tenant shall defend, indemnify and hold harmless Landlord from all actions, claims, liabilities, losses, damages, costs, expenses and penalties (including without limitation reasonable attorney's fees) arising out of (i) the negligence or willful misconduct of Tenant or its agents, employees, contractors or invitees or (ii) a breach by Tenant of its obligations under this Lease, except to the extent any such actions, claims, liabilities, damages, costs, expenses or penalties arise from the negligence or willful misconduct of Landlord or its agents, employees, contractors or invitees. Landlord shall defend, indemnify and hold harmless Tenant from all actions, claims, liabilities, losses, damages, costs, expenses and penalties (including without limitation reasonable attorney's fees) arising out of (i) the negligence or willful misconduct of Landlord or its agents, employees, contractors or invitees or (ii) a breach by Landlord of its obligations under this Lease, except to the extent any such actions, claims, liabilities, damages, costs, expenses or penalties arise from the negligence or willful misconduct of Tenant or its agents, employees, contractors or invitees.

     12. Insurance. During the Term and for a period of six years thereafter, Tenant shall secure and carry (a) a policy of commercial general liability insurance covering Tenant on a claims made basis in an amount not less than $5,000,000.00 for claims based on bodily injury (including death), personal injury and property damage relating to the Premises which policy shall identify Landlord as an additional insured and contain a cross-liability endorsement, and
(b) a policy of insurance covering all of Tenant's furniture, equipment, trade fixtures, supplies and personal property located within the Premises for direct risk of physical loss in an amount and value not less than one hundred percent (100%) of their full replacement value with a $100,000 deductible.

During the Term, Landlord shall secure and carry (a) a policy of insurance covering the Buildings for direct risk of physical loss (including earthquake coverage) in an amount and value not less than one hundred percent (100%) of the full replacement value of the Buildings and any improvements therein with a commercially reasonable deductible and Landlord shall be named as a loss payee, and (ii) a policy of insurance covering loss of rent for up to one year (collectively "Landlord's Insurance"), provided, however that Tenant shall be responsible for reimbursing Landlord for Landlord's Insurance within thirty (30) days of receipt of an invoice therefor from Landlord, which invoice shall be accompanied by a copy the bill from the insurance company providing Landlord's Insurance. Upon request, Landlord and Tenant shall each promptly deliver to the other party certificates evidencing such policies.

     13. Waiver of Insured Liabilities. Notwithstanding any other provision of this Lease, (i) Landlord shall not be liable to Tenant for any action, claim, liability, loss, damage, cost, expense or penalty, whether or not caused by the negligence of Landlord, or its agents or employees, to the extent that such claim, liability, loss or damage is covered under any property insurance carried by Tenant if Tenant maintained all insurance required hereunder (or to the extent such claim, liability, loss or damage would have been covered if Tenant

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maintained all insurance required hereunder); and (ii) Tenant shall not be liable to Landlord for any action, claim, liability, loss, damage, cost, expense or penalty, whether or not caused by the negligence of Tenant or its agents or employees, to the extent that such claim, liability, loss or damage is covered by property insurance carried by Landlord if Landlord maintained all insurance required hereunder (or to the extent such claim, liability, loss or damage would have been covered if Landlord maintained all insurance required hereunder). The foregoing shall not relieve either party from responsibility for paying any deductible required to be paid by the other party if such any action, claim, liability, loss, damage, cost, expense or penalty was caused by the negligence of the party receiving the benefit of such waiver, or its agents or employees. All policies of property insurance required to be carried by Tenant under
Section 12 of this Lease shall provide a waiver by the insurer of any rights of subrogation against Landlord, its agents and employees, and all policies of property insurance required to be carried by Landlord under Section 12 shall provide a waiver by the insurer of any rights of subrogation against Tenant, its agents and employees, but only if such waivers are available without the payment of an additional premium (or if additional premium will be charged, the party subject to such charge shall notify the other and if the other agrees to pay such charge, the obligation to obtain such waiver shall remain).

     14.0  Casualty.
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     14.1.  Degrees of Damage.  If any part of a Building is damaged by fire or other casualty, Tenant shall promptly give notice to Landlord (a "Casualty Notice"). For the purposes of this Lease, "Substantial Damage" shall mean damage to the Buildings by fire or other casualty that materially interferes with Tenant's use of the Premises for the Permitted Uses and that is of such nature that it cannot be repaired in the ordinary course within one hundred eighty (180) days after the earlier of (a) Landlord's receipt of a Casualty Notice or (b) Landlord's actual notice of such damage; and "Partial Damage" shall mean any damage to the Buildings by fire or other casualty other than Substantial Damage.

     14.2. Partial Damage. If any Partial Damage occurs during the Term, upon receiving a Casualty Notice from Tenant, Landlord shall proceed with reasonable diligence, and at its expense, to restore the Building and Tenant's means of access to the Premises substantially to its condition immediately before such Partial Damage but only to the extent of insurance proceeds received by Landlord. Notwithstanding the foregoing provision, if any Partial Damage occurs during the last twelve calendar months of the Term, Tenant shall have the right to terminate this Lease by notice to Landlord within thirty (30) days after such Partial Damage occurs.

     14.3. Substantial Damage. If any Substantial Damage occurs during the Term, Landlord and Tenant shall each have the right to terminate this Lease by giving written notice to the other within sixty (60) days after such Substantial Damage occurs. If neither party so terminates this Lease, Landlord shall proceed with reasonable diligence, and at its expense, to restore the Building and Tenant's means of access to the Premises substantially to its condition immediately before such Substantial Damage but only to the extent of insurance proceeds received by Landlord. If such restoration has not been completed within one hundred eighty (180) days after such Substantial Damage occurs, Tenant shall have the right to terminate this Lease by written notice to Landlord.

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     14.4.  Rent Abatement.  If any Partial Damage or Substantial Damage occurs during the Term, a just proportion of the Rent, according to the nature and extent of the Partial Damage or Substantial Damage, shall abate from the date of such Partial Damage or Substantial Damage until the Building and Tenant's means of access to the Premises are restored to its condition immediately before such Partial Damage or Substantial Damage.

     14.5 Limitations. Notwithstanding any contrary provision of this Lease, Landlord shall have no obligation to perform any repairs or restorations of the Building on account of a fire or other casualty if prevented or precluded by any cause beyond Landlord's reasonable control, including without limitation applicable laws or the refusal of any mortgagee to make available to Landlord insurance proceeds attributable to any fire or other casualty, provided Landlord notifies Tenant of such events within ninety (90) days of the fire or other casualty ("Landlord's Casualty Notice"), but in such event, Tenant shall have the right to terminate this Lease by written notice to Landlord delivered within thirty (30) days of receipt of Landlord's Casualty Notice.

     14.6. Termination Date. If Landlord or Tenant gives to the other a notice of termination under this Section 14, such notice shall specify the date on which such termination shall be effective, which date shall be ninety (90) days after the date of such termination notice.

     15.0.  Eminent Domain.
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     15.1.  Termination Rights.  For the purposes of this Lease, a "Taking"
shall mean a permanent appropriation of all or any portion of the Buildings by eminent domain or a permanent condemnation of all or any portion of the Buildings for any public or quasi-public use. In the event of a Taking affecting all or substantially all of the Premises, this Lease shall terminate as of the date of such Taking. In the event of a Taking affecting such portion of the Premises as to render the balance of the Premises physically unsuited for Tenant's purposes in Tenant's opinion, Landlord or Tenant shall each have the right to terminate this Lease by notice to the other not later than 30 days after Tenant has been deprived of possession.

     15.2. Restoration. If this Lease is not terminated under Section 15.1 in connection with a Taking, promptly after the determination of Landlord's award or compensation for such Taking, Landlord shall restore the remainder of the Building to an architectural unit that is reasonably suitable for the Permitted Uses, but Landlord shall not be obligated to spend amounts in excess of any award or compensation Landlord actually receives on account of such Taking.

     15.3. Payment of Award. Landlord expressly reserves, and Tenant hereby assigns to Landlord, all rights to any award or compensation relating to any Taking except (i) any award or compensation for damage to Tenant's trade fixtures, machinery, equipment, furniture, furnishing and personal property,
(ii) any relocation assistance payments, and (iii) any award specifically for the interruption of Tenant's business.

     15.4. Rent Abatement. In the event of a Taking, (a) a just proportion of the Rent, according to the nature and extent of the Taking and the resulting permanent injury to the Premises, shall be permanently abated, and (b) a just proportion of the remainder of the Rent, according to the nature and extent of the Taking and the resulting temporary injury to the Premise, shall be abated

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until what remains of the Building is restored to an architectural unit reasonably suitable for the Permitted Uses.

     15.5. Temporary Takings. If any portion of the Premises is taken, appropriated or condemned for any use for a period of less than one year (i) this Lease shall be unaffected and remain in effect, and Tenant shall continue to pay the full amount of the Rent due under this Lease, (ii) Tenant shall be entitled to receive for itself any award or compensation for such temporary use allocable to the Term of this Lease, and (iii) Tenant shall be responsible for any repairs necessary to restore the Premises to their condition prior to such taking, appropriation or condemnation but only to the extent of such portion of the award or compensation as is allocated to such repairs; provided, if any such taking, appropriation or condemnation extends beyond the Term of this Lease, the costs of such repairs shall be allocated between Landlord and Tenant in proportion to the amount of any award or compensation each receives. Any such taking, appropriation or condemnation lasting more than one year shall be deemed to be a Taking and shall be governed by Sections 15.1, 15.2, 15.3 and 15.4.

     16. Subordination. This Lease shall be subordinate to any mortgages or deeds of trust now or hereafter encumbering the Premises, but only if Tenant receives a written agreement (a "Non-Disturbance Agreement"), in recordable form, from each holder of a mortgage or deed of trust encumbering the Premises and each lessor under a ground lease or superior lease to which the Premises or this Lease is subject, which Non-Disturbance Agreement shall provide that, in the event of a foreclosure, deed in lieu of foreclosure or other exercise of rights under any such mortgage or deed of trust, or in the event of the termination or other exercise of rights under any such lease, as the case may be, such holder or lessor (and their successors in interest to the Premises or this Lease, including any purchaser or transferor in connection with a foreclosure or deed in lieu of foreclosure) shall recognize Tenant's rights, not disturb Tenant's occupancy and assume Landlord's obligations, under this Lease, from each holder of any such mortgage or deed of trust. Landlord represents and warrants that as of the date of this Lease there are no mortgages or deeds of trust which encumbers the Premises and that no ground lease or superior lease encumbers the Premises.

     17. Assignments and Subleases. Tenant shall not assign this Lease or sublet all or any portion of the Premises without in each instance obtaining Landlord's prior written consent; provided, however, that Tenant may assign this Lease or sublet all or any portion of the Premises, without the consent of Landlord but with prior written notice (i) to any corporation or other entity into or with which Tenant may be merged or consolidated, (ii) to any corporation or other entity to which all or substantially all of Tenant's assets may be transferred, and (iii) to any corporation or other entity that controls, is controlled by, or is under common control with Tenant, but Tenant shall not be relieved from liability by virtue of such assignment.

     18.0.  Default.
            -------

     18.1  Events of Default.  For the purposes of this Lease, an "Event of
                                                                  ---------
Default" shall mean any of the following events:
-------

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          (i) Tenant shall fail to make any payment of the Rent, Additional Rent or any other charges when due under this Lease and such failure shall continue for a period of ten (10) business days after receipt of written notice from Landlord;

          (ii) Tenant shall fail to perform any of its other obligations under this Lease and (x) such failure shall continue for more than twenty
          (20) days after receipt of notice from Landlord to Tenant specifying the nature of such failure or (y) if such failure is of such character that Tenant cannot reasonably effect a remedy within such 30-day period, Tenant shall fail to commence such remedy promptly and prosecute such remedy to completion with diligence and continuity; or

          (iii) Tenant shall file a petition under any bankruptcy or insolvency law; or any such petition filed against Tenant shall not be dismissed within sixty (60) days; or Tenant shall be adjudicated bankrupt or insolvent according to law; or Tenant shall make an assignment for the benefit of creditors; or Tenant shall file any petition seeking a reorganization or an arrangement to settle or extend the time to pay its debts or other similar relief; or a receiver, guardian, custodian, trustee in involuntary bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or a substantial part of Tenant's assets and such appointment is not vacated within sixty (60) days.

     18.2. Repossession. If an Event of Default occurs, Landlord shall have the right to terminate this Lease by notice to Tenant, in which event the Term shall expire on the date of such notice and Landlord shall have the right to enter and repossess the Premises and expel Tenant and anyone claiming by, through or under Tenant, in compliance with all applicable laws; provided, however, Tenant shall remain liable as provided in this Section 18.

     18.3. Reletting. In the event of any such termination of this Lease and repossession of the Premises on account of an Event of Default, Landlord shall use reasonable efforts to mitigate Tenant's damages. Landlord may relet all or any portion of the Premises for a term or terms equal to, less than, or greater than the period that would have constituted the balance of the Term. Tenant shall be entitled to a credit against any Rent, additional rent and other charges due to Landlord under this Lease in an amount equal to any net rent, after deducting such expenses, actually received by Landlord.

     18.4.  Damages.   In the event the Lease is terminated after an Event of
Default, Landlord may recover from Tenant: (a) the worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. As used above, the "worth at the time of award" shall be

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computed by discounting such amount at the discount rate of the Federal Reserve
Bank of San Francisco at the time of award plus one percent (1%).

  19. Surrender and Holdover. At or before the expiration or early termination of the Term, Tenant shall remove from the Premises Tenant's trade fixtures, equipment, furniture, furnishings and personal property, shall repair any damage to the Premises caused by such removal and shall deliver the Premises to Landlord in the condition in which Tenant is required to maintain the Premises under Section 6 of this Lease. If Tenant occupies the Premises beyond the expiration or earlier termination of the Term of this Lease, such occupancy shall be deemed to create a tenancy at will and, during such occupancy, Tenant shall pay Base Rent to Landlord at a daily rate equal to 150% of the daily rate of Base Rent payable under this Lease as of the last day of the Term.

  20. Quiet Enjoyment. Landlord represents and warrants to Tenant that Landlord is the owner in fee simple absolute of the Premises and that no consent or approval is required of any other party in order for Landlord to enter into this Lease and perform Landlord's obligations hereunder. Subject to the terms and conditions of this Lease, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises for the Term without hindrance or ejection by Landlord or any persons claiming by, through or under Landlord.

  21. Notices. Any notice, request or demand under this Lease shall be shall be in writing and shall be effective when delivered by hand, upon refusal of any delivery, two business days after being sent by registered or certified mail, postage prepaid, return receipt requested, or the day after when sent by a recognized overnight express service, with postage prepaid. Any notice, request or demand by Landlord to Tenant shall be addressed or delivered to Tenant at 100 Challenger Road, Ridgefield Park, New Jersey, Attention: Director of Facilities, with a copy to Testa, Hurwitz and Thibeault, LLP, High Street Tower, 125 High Street, Boston, Massachusetts 02110, Attention: Real Estate Department, until otherwise directed in writing by Tenant. Any notice or demand by Tenant to Landlord shall be addressed or delivered to Landlord at 560 Lexington Avenue, Real Estate Department, 15th Floor, New York, New York 10022, unless otherwise directed in writing by Landlord.

  22. Hazardous Materials. The Environmental and Tax Indemnity Agreement dated September 25, 2001 (the "Indemnity Agreement") is incorporated herein by reference, and Landlord shall indemnify Tenant as though Tenant is Parent (as defined in the Indemnity Agreement) and Landlord is Volt (as defined in the Indemnity Agreement) to the extent of the matters addressed in the Indemnity Agreement. Landlord shall have the right to enter the Land upon reasonable advance notice in order to maintain, monitor and install monitoring wells provided that such rights are exercised at such times and in such manner as to avoid interfering with Tenant's use and occupancy of the Premises and in no event shall such wells be located within any of the Buildings. Tenant agrees that any Hazardous Materials (as defined in the Indemnity Agreement) brought by Tenant, its agents, employees, and contractors on the Premises shall be used in accordance with all applicable Environmental Laws (as defined in the Indemnity Agreement). Tenant further agrees that it shall not install nor use any underground storage tanks.

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     23.  Estoppel Certificate. Landlord and Tenant agree that each shall, at any time and from time to time, upon not less than ten (10) business days prior written notice by the other, execute, acknowledge and deliver to the requesting party an estoppel certificate containing such statements of fact as the requesting party or its lender, investors or purchasers may reasonably request.

     24. Brokerage. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim. Landlord warrants and represents that Landlord has dealt with no broker in connection with the consummation of this Lease, and, in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord, Landlord agrees to defend the same and indemnify Tenant against any such claim.

     25.  INTENTIONALLY DELETED.

     26. Binding Agreement. This Lease shall bind and inure to the benefit of Landlord and Tenant and their respective representatives, successors or assigns.

     27. Entire Agreement. This Lease contains the entire agreement of Landlord and Tenant concerning the Premises and the other subjects addressed in this Lease. The lease between Landlord and Tenant dated [NO DATE], 1995 (the "Original Lease"), is hereby terminated in its entirety, and each party acknowledges that the other has performed all obligations thereunder and has no claims against the other under such terminated lease.

     28. Signage. Subject to obtaining all state and local permits and approvals necessary to install the same, Tenant shall have the right to place its name on the face of the Buildings and on monument sign located on the Premises.

     29.  Intentionally Omitted.
          ---------------------

     30. Waivers. The failure of, or delay by, Landlord or Tenant in enforcing its rights or remedies for any violation of any term or condition of this Lease shall not be deemed to be a waiver of such violation or any subsequent or similar violation. No amendment or modification of this Lease shall be effective unless in writing and signed by Landlord and Tenant.

     31. Partial Invalidity. If any provision of this Lease (or the application of any provision of this Lease to any person or circumstances) shall be held invalid or unenforceable to any extent, the remainder of this Lease (or the application of such provision to other persons or circumstances) shall not be affected, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     32. Governing Law. This Lease shall be governed, construed and interpreted in accordance with the laws of the State of California.

     33. Counterparts. This Lease may be executed in any number of counterparts, and any one of such counterparts may be introduced in evidence or used for any purpose without production of the other counterparts.

     34. Paragraph Headings and Interpretation of Sections. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words "including," "such as" or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as "without limitation" or "including, but not limited to," or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

     35.   INTENTIONALLY DELETED.

     36. Enforcement Costs. Each party agrees to pay all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses at both the trial and appellate levels) incurred by or on behalf of the other party in connection with such other party's successful enforcement of its rights hereunder.

     37. Waiver of Jury Trial. Landlord and Tenant hereby each waive trial by jury in any action, proceeding or counterclaim brought by either against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant's use or occupancy of the Premises.

     38. Time Is of the Essence. Time is of the essence of each provision of this Lease.

     39. Option to Extend. Tenant shall have the right to extend the Term hereof (the "Extension Option") upon all of the same terms, conditions, covenants and agreements herein contained for two (2) successive periods of three (3) months (each an "Extended Term"). If Tenant desires to exercise an Extension Option (and the second extension option may only be exercised in the first extension option has been timely exercised), Tenant shall give notice to Landlord (the "Exercise Notice") not later than four (4) months prior to the date such Extended Term would commence. Upon the giving of notice by Tenant to Landlord exercising Tenant's Extension Option, the Term in accordance with the provisions of this Section shall be extended for such Extended Term, without the necessity of the execution of any additional documents; and in such event all references herein to the Lease Term shall be construed as referring to the Term, as so extended, unless the context clearly requires otherwise.

  Landlord and Tenant execute this Lease as a sealed instrument.

TENANT                                LANDLORD

AUTOLOGIC INFORMATION                 VOLT REALTY TWO, INC.
INTERNATIONAL, INC.

By: /s/ Alvin J. Brunner              By: /s/ Howard B. Weinreich
    -------------------------             ---------------------------
Name:  Alvin J. Brunner               Name:  Howard B. Weinreich
Title: President and Chief            Title:
       Operating Officer

                                   EXHIBIT A
                                   ---------

                          DESCRIPTION OF THE PREMISES
                          ---------------------------

  All of Lots 2, 3, 4, 5, 6, 7, and 8 of Tract 1564 in the County of Ventura, State of California, according to the map thereof recorded in Book 41, Pages 17 and 18 of Miscellaneous Records, in the office of the County Recorder of said County of Venture, which map is attached hereto as Exhibit A-1. Excepted from the Premises are all oil, gas, mineral and other hydrocarbon substances lying below a depth of 500 feet from the surface of the Premises without the right of surface entry.